Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos.

333-253484 and 333-253484-01

May 10, 2021

American Water Capital Corp.

American Water Works Company, Inc.

$550,000,000 2.300% Senior Notes due 2031

$550,000,000 3.250% Senior Notes due 2051

Issuer:	American Water Capital Corp.
Support Provider:	American Water Works Company, Inc.
Security:	2.300% Senior Notes due 2031 (the “2031 Notes”) 3.250% Senior Notes due 2051 (the “2051 Notes”)
Size:	$550,000,000 for the 2031 Notes $550,000,000 for the 2051 Notes
Trade Date:	May 10, 2021
Settlement Date:	May 14, 2021 (T+4)*
Maturity Date:	June 1, 2031 for the 2031 Notes June 1, 2051 for the 2051 Notes
Benchmark Treasury:	UST 1.125% due February 15, 2031 for the 2031 Notes UST 1.625% due November 15, 2050 for the 2051 Notes
Benchmark Treasury Yield:	1.604% for the 2031 Notes 2.335% for the 2051 Notes
Spread to Benchmark Treasury:	+73 bps for the 2031 Notes +93 bps for the 2051 Notes
Yield to Maturity:	2.334% for the 2031 Notes 3.265% for the 2051 Notes
Coupon:	2.300% for the 2031 Notes 3.250% for the 2051 Notes
Price to Public:	99.696% for the 2031 Notes 99.713% for the 2051 Notes
Interest Payment Dates:	2031 Notes: June 1 and December 1 of each year, beginning on December 1, 2021 2051 Notes: June 1 and December 1 of each year, beginning on December 1, 2021
Redemption Provisions:
Make-whole call:	Adjusted Treasury Rate +15 bps for the 2031 Notes Adjusted Treasury Rate +15 bps for the 2051 Notes
Par call:	On or after March 1, 2031, for the 2031 Notes On or after December 1, 2050, for the 2051 Notes
CUSIP:	2031 Notes: 03040W AY1 2051 Notes: 03040W AZ8

ISIN:	2031 Notes: US03040WAY12 2051 Notes: US03040WAZ86
Ratings (1):	Baa1 (stable outlook) / A (stable outlook) (Moody’s/S&P)
Joint Book-Running Managers:

J.P. Morgan Securities LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

BofA Securities, Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

TD Securities (USA) LLC

Co-Managers:	BNY Mellon Capital Markets, LLC Regions Securities LLC Truist Securities, Inc. Academy Securities, Inc. Cabrera Capital Markets LLC

(1)

Neither of these ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The term “Adjusted Treasury Rate” has the meaning ascribed to that term in the Issuer’s Preliminary Prospectus Supplement, dated May 10, 2021.

*The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the fourth business day following the date of the prospectus supplement, or “T+4”. Trades of securities in the secondary market generally are required to settle in two business days, referred to as T+2, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+2 basis, investors who wish to trade the notes prior to the second business day before delivery of the notes will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Investors of the notes who wish to trade the notes on any date prior to the second business day before delivery should consult their own advisors.

The Issuer and the Support Provider have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Support Provider have filed with the SEC for more complete information about the Issuer, the Support Provider and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533; U.S. Bancorp Investments, Inc. toll free at (877) 558-2607; or Wells Fargo Securities, LLC toll free at (800) 645-3751.